EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Network Engines Securities Corporation, Massachusetts

Network Engines Holdings B.V., The Netherlands

Network Engines B.V., The Netherlands

Network Engines GmbH, Germany

Ninja Acquisition Corp., Delaware

IP Performance, Inc., Delaware

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